Exhibit 10.2

January 2, 2018

Jim Totton

Address

Address

Dear Jim,

We are pleased to confirm our offer of employment as EVP Product, Engineering & Operations (Global) with Everbridge, Inc. (the “Company” or “Everbridge”), according to the terms of this Offer Letter.  Please note that upon signed acceptance of this offer, within fifteen business days we will mutually work to finalize your employment agreement with the Company.  The key terms of your employment are as outlined further below:

1.

As EVP Product, Engineering & Operations (Global), you will report to the CEO member of the public reporting management team.  As EVP Product, Engineering & Operations (Global) you will lead and participate on the Senior Management Team (the “SMT”).

2.	Your tentative start date will be 2/1/18, which is contingent upon Everbridges’ successful completion of background and reference check.
3.

Your starting gross annual base salary will be at the rate of Two Hundred and Seventy Five Thousand Dollars ($275,000.00) per annum and payable on a biweekly basis in accordance with the Company’s payroll policies.  This position is classified as exempt.

4.

Your annual cash incentive bonus/variable compensation (“Variable Compensation”), pro-rated for fiscal year 2018 and contingent upon the successful performance of all job duties, responsibilities, and mutually agreed upon objectives in accordance with SMT Management Incentive Plan, will be Two Hundred and Thirty Five Thousand Dollars ($235,000.00).

5.

You will be granted 25,000 Restricted Stock Units (RSUs) and 25,000 Performance Stock Units (PSUs). The RSUs will be subject to annual cliff vesting, 33% 12 months after their grant date, another 33% 24 months after their grant date, and the balance of 34% 36 months after their grant date. The PSUs are eligible to vest following the Grant Date (the “Performance Period”) if the average of the closing price per share of Everbridge common stock (EVBG), as quoted on NASDAQ, over a consecutive, thirty (30) trading day period (the “Average Closing Price”) equals or exceeds $35 per share, at which time 50% of the PSUs would vest. If the Average Closing Price equals or exceeds $45 per share, 100% of the PSUs would vest. If the Average Closing Price equals or exceeds $55 per share, 125% of the PSUs would vest.  The PSU grant will expire 10 years from Grant Date if not vested.

6.

You will be granted 350,000 option shares upon board approval pursuant to an Option Agreement as defined in the Company’s 2016 Equity Incentive Plan (the “Option Plan”).  Your options will vest over a four-year period according to the standard vesting schedule of the Option Plan.

www.everbridge.com

7.

In the event of a Change in Control (as defined in the Option Plan) the vesting and the right to exercise the initial options shall accelerate; i) for the number of shares equal to the number of months of full-time employment as of the date of a change of control divided by forty eight (i.e., number of months of employment divided by 48), as well as, ii) the additional amount of 50% of all of your unvested (as of the date of a Change of Control after the acceleration granted in (i) above) options shall vest in full subject to the company’s standard Change of Control language for its senior executives.  In the event the acquirer of successor party does not assume or convert 100% of your remaining unvested shares after accelerated vesting in (i) and (ii) above as part of the Change of Control or does not offer equivalently valued new options and incentives to you, then 100% of your remaining unvested share options will vest in full immediately prior to consumption of the Change of Control.

8.	You will receive workplace accommodations in the Company’s Burlington office.
9.

You will be provided the opportunity to participate in the Company’s group insurance plans which are effective your first day of employment.  As part of the SMT benefit package you will be eligible for the highest level cell phone stipend paid on a quarterly basis.

10.

You will be eligible for vacation and sick time through our Paid Time Off (PTO) program and other benefits as described in the Company’s employee handbook.  Upon date of hire, you will begin to accrue PTO at the service level tier of twenty PTO days accrued per year.

11.	All other matters concerning your employment, which are not specifically described in this Letter Agreement, shall be in accordance with the Company’s standard practices and procedures.

Please confirm your decision to join the Company by signing a copy of this offer letter and returning it to Mark Minichiello, Chief Recruiting Officer, by end of business 1/5/18. The signed offer letter can be sent by email to Mark.Minichiello@everbridge.com.

This offer is contingent upon your: (1) signing the Company’s Confidential Information and Inventions Agreement; (2) establishing your identity and authorization to work as required by the Immigration Reform and Control Act of 1986; (3) satisfactorily passing a background and reference check; and (4) taking and passing a drug screen test at a local medical facility of our choosing.

By signing below, you acknowledge that this letter contains our full and complete understanding with respect to your employment by the Company, and supersedes all prior and contemporaneous agreements, representations and understandings, whether oral, written or implied. Specifically, and without limitation on the foregoing, (i) you acknowledge and agree that there have been no oral promises or commitments concerning the terms of your employment that have not been set forth in writing herein, and no oral promises or commitments made that are at variance with any of the terms set forth herein, and (ii) you are not relying on the existence of any implied agreement that contains terms of your employment that have not been set forth in writing herein or are at variance with such terms.

www.everbridge.com

Please indicate your acceptance by signing where indicated below and returning a copy to me.  We look forward to you joining the Everbridge team and wish you great success in your career at the Company.  Welcome!

Sincerely,

/s/ Jaime Ellertson

Jaime Ellertson
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Jim Totton
Jim Totton

1/5/2018
Date

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